iM Global Funds / PartnerSelect Funds

Litman Gregory

[  ], 2021

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA, 02210

Attention: [  ]

Re:	iM Dolan McEniry Corporate Bond Fund, iM DBi Managed Futures Strategy ETF and iM DBi Hedge Strategy ETF

Ladies and Gentlemen:

This is to advise that the Litman Gregory Funds Trust (the “Fund”) has established three new series of shares to be known as the iM Dolan McEniry Corporate Bond Fund, iM DBi Managed Futures Strategy ETF and iM DBi Hedge Strategy ETF (each, a “Portfolio”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated January 2, 1997 between the Fund and State Street Bank and Trust Company (as amended, the “Contract”), the Fund hereby requests that you act as Custodian for the Portfolio under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing the two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

Sincerely,

LITMAN GREGORY FUNDS TRUST

By:
Name: John Coughlan
Title: Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:         [  ]

Name:    [  ]

Title:     [  ], Duly Authorized

Effective Date:  [  ], 2021